CONFIDENTIAL TREATMENT REQUESTED

MACROMEDIA

DOMESTIC DISTRIBUTION AGREEMENT

This Agreement between Macromedia, Inc., a Delaware corporation with principal offices at 600 Townsend St., San Francisco, California 94103 ("Macromedia") and Ingram Micro, Inc. ("Distributor"), a California corporation, whose address is 1600 E. St. Andrew Place, P.O. Box 25125, Santa Ana, CA 92799-5125, shall be effective as of the date of execution by Macromedia ("Effective Date").

In consideration of the representations, warranties, covenants and agreements set forth herein and intending to be mutually bound, the parties hereto agree as follows:

1. DEFINITIONS Capitalized terms shall have the meaning set forth in Exhibit A, attached hereto and incorporated herein by this reference.

2.  DISTRIBUTION RIGHTS

         2.1 During the term of this Agreement, Macromedia grants to Distributor the non-exclusive right and license to distribute the Products to Resellers located in the Territory, as defined on Exhibit A hereto. Pursuant to the terms hereof, Macromedia shall sell to Distributor, and Distributor shall purchase from Macromedia, the Products set forth on Exhibit B hereto ordered by Distributor at the Purchase Prices and upon the Payment Terms described below.

         2.2 Macromedia reserves the right at any time to discontinue the production or distribution of any of its Products, to modify the design of or upgrade its Products or any part of its Products and to change its service, warranty, or other policies, upon thirty (30) days written notice to Distributor. In accordance with Section 4, Stock Balancing, Distributor may return, at Macromedia's expense, all or any portion of its own and its customers' inventory of any modified, upgraded or discontinued Product.

         2.3 Macromedia also reserves the right to add products to or delete products from Exhibit B upon thirty (30) days written notice to Distributor.

3.  PRICE

         3.1 The current Products, Discounts, and Suggested List Prices are set forth on Exhibit B hereto. Macromedia reserves the right to change Exhibit B upon thirty (30) days written notice to Distributor.

         3.2 In the event the Purchase Price of any Product is reduced through a reduction in the Suggested List Price of such Product, Macromedia will credit to Distributor an amount equal to the product of (a) the difference between the new Purchase Price and the former Purchase Price for such Product, and (b) the number of units of such Product then in Distributor's and its customers' Inventory plus (c) the number of units sold to Resellers thirty (30) days prior to the reduction provided that (i) the Resellers are entitled to price protection, and (ii) Distributor can provide evidence, within thirty (30) days of notification by Macromedia, that price production has been claimed by the Resellers for such units. In the event that Macromedia should raise the Suggested List Price of any Product, Macromedia will honor each order made or mailed by Distributor before such price change becomes effective at the Purchase Price in effect when such order was made or mailed.

         3.3 Payments to Macromedia with respect to all products received by Distributor shall be made by Distributor in US dollars, free of withholding, within thirty (30) days of the date of Macromedia 's invoice. Such payment must be a certified check if any preceding check is returned to Macromedia for insufficient funds.

         3.4 Macromedia's prices do not include any foreign, federal, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which Macromedia may be required to pay or collect upon the delivery of the Products or upon collection of the price. Should any tax or levy be made, Distributor agrees to pay such tax or levy and indemnify Macromedia for any claim for such tax or levy demanded. Distributor covenants to Macromedia that all Products acquired hereunder will be for redistribution in the ordinary course of Distributor's business, and Distributor agrees to provide Macromedia with appropriate resale certificate numbers and other documentation satisfactory for the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

         3.5 Notwithstanding any other provision in this Agreement to the contrary, Distributor shall not be deemed in default if it withholds any specific amount to Macromedia because of a legitimate dispute between the parties as to that specific amount, pending the resolution of the disputed amount.

4. STOCK BALANCING Distributor may return Products to Macromedia, including 100% of modified, upgraded or discontinued Products, as follows: (a) Returns shall be made each quarter, at one time in the month immediately following the end of the quarter; (b) except as may be

Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        97
agreed by the parties, from time-to-time, returns shall not exceed 20% of the previous quarter's purchases; and (c) returns shall be accepted on a dollar-for-dollar reorder basis, as follows: Distributor shall request a Return Merchandise Authorization ("RMA") number, offering offsetting purchase order(s) with a total value equal to or greater than the aggregate purchase price of the Products to be returned. The offsetting purchase order(s) may include one or more orders already placed and not yet shipped, provided such orders were placed in the same month as the RMA request. Upon receipt of the purchase order(s), Macromedia shall issue the RMA number, which must accompany the return shipment. Macromedia agrees not to ship against the offered purchase order(s) until it has approved the RMA. To be eligible for return, Products must be new, unused and in their original, sealed packaging. However, no return will be authorized by Macromedia if, at the time of the requested return, Distributor is in default or breach of any provision of this Agreement, including failure to comply with any applicable credit terms or delinquency in any payment to Macromedia, subject to Distributor's right of withhold under section 3.5.

5.  ORDERS AND SHIPPING

         5.1 Upon receipt of an order by Distributor, Macromedia shall use reasonable efforts to deliver such order to Distributor within ten (10) days of the date of such order. Orders shall be shipped F.O.B. Macromedia in accordance with the Ingram Micro Inc. Vendor Routing Guide, as set forth in Exhibit E, which may be amended by Distributor from time to time. Distributor shall use its best efforts in placing orders at least four (4) weeks in advance of the requested ship date. Macromedia requests that orders be placed at least four (4) weeks in advance of the requested date for shipment but in no event shall any order be placed more than ninety (90) days in advance of the requested ship date. All risk of loss or damage to the Products will pass to Distributor upon delivery by Macromedia to the carrier, freight forwarder, or Distributor, whichever occurs first. Macromedia shall ship orders to Distributor at least as promptly as Macromedia ships any other orders received at or about the same time. Should orders for Products exceed Macromedia's available inventory, Macromedia may allocate its available inventory and make deliveries on a basis Macromedia deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. In any event, Macromedia will not be liable for any damages, direct, consequential, special or otherwise, to Distributor or to any other person for failure to deliver or for any delay or error in delivery of Products.

         5.2 Distributor shall be required to place an initial order, and purchase a the quarterly amounts set forth in Exhibit C. All orders for Products shall be subject to the criteria set forth in Exhibit C.

         5.3 Macromedia reserves the right to cancel any orders placed by Distributor and accepted by Macromedia or to refuse or delay shipment thereof, if Distributor (i) fails to make any payment as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by Macromedia and Distributor, (ii) fails to meet reasonable credit or financial requirements established by Macromedia, including any limitations on allowable credit, or (iii) otherwise fails to comply with the terms and conditions of this Agreement. No such cancellation, refusal or delay will be deemed a termination (unless Macromedia so advises Distributor) or breach of this Agreement by Macromedia.

6. ADVERTISING AND PROMOTION

         6.1 Distributor shall be entitled to participate in Macromedia's Development Fund ("MDF") Program in accordance with the terms and conditions set forth in Exhibit D attached hereto and made a part hereof. Macromedia shall be entitled to either cancel or change the terms and conditions of the MDF Program on thirty (30) days written notice.

         6.2 Macromedia agrees to provide reasonable training and sales collateral materials as needed, and to provide sales training for Distributor's staff, at times mutually agreed upon by Macromedia. In addition, Macromedia agrees to provide reasonable units of each Macromedia Product for in-house training, resources library and technical support use; such units, as well as any "NFR" units (i.e., Products that may not be resold to end users), may not be redistributed for any reason, except for special promotional "NFR" units that are offered to Distributor in exchange for Distributor's purchase of specified Products.

Distribution of such Product units in violation of the foregoing will constitute a material breach of this Agreement. When a new Product or new version is released, units of the new Product or new version will also be provided by Macromedia to Distributor.

         6.3 Distributor will provide Macromedia within seven business (7) days after the end of each calendar month, a written or electronic report and computer media data files (in a format, style and manner approved by Macromedia) showing, for such month, (i) Distributor's shipments of each the Products with the ship-to address,

Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        98

Reseller or VAR name, and the quantity and type of Product sold, and ii) Distributor's current inventory levels for each of the Products. Non-standard, subsection (i), point of sale (POS) data will be subject to a separate non-disclosure agreement attached hereto as Exhibit F.

7. ADVANCE NOTICE In the event that Macromedia shall sell any additional Product not set forth on Exhibit B which is offered by Macromedia through comparable wholesale distributors. Macromedia shall make reasonable efforts to notify Distributor not less than thirty (30) days in advance of such event and, in any event, at least as quickly as Macromedia notifies any other Distributor.

8. NOTICE Any notices hereunder to be given by either party to the other shall be in writing and sent by certified mail to each party's address as set forth above, with a courtesy copy to the General Counsel, and sent to the attention of the Senior Buyer or Product Manager as applicable if sent to Distributor, and to the attention of the Account Manager Distributor Sales, if sent to Macromedia.

9.  DEFECTIVE PRODUCTS

         9.1 Distributor will accept and will require its Resellers to accept the return of any Product by an enduser due to the enduser's failure to agree to the terms of the Enduser License accompanying such Products, provided that the disk package of such Product is returned unopened. Distributor may also return any opened units of defective Product which have been returned by endusers in accordance with the warranty set forth in the Enduser License accompanying the Product. Transportation charges for the return of such Products shall be borne by Macromedia. Such returns must be accompanied by a purchase order for replacement Products equal in value to the purchase price paid by Distributor for the returned Products. The offsetting purchase order(s) may include one or more orders already placed and not yet shipped, provided such orders were placed in the same month as the RMA request.

         9.2 Macromedia provides a limited warranty to end users of the Products. Distributor will make no other warranty on Macromedia's behalf. EXCEPT FOR SUCH WARRANTY, THE PRODUCTS ARE PROVIDED WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. MACROMEDIA DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. MACROMEDIA DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

10.  INDEMNIFICATION

         10.1 Indemnification of Distributor.

Macromedia agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, and if Distributor cooperates and provides reasonable assistance, Macromedia will defend Distributor against any claim based on an allegation that (i) a Product supplied hereunder infringes a copyright, trademark, or state trade secret right within the Territory, (ii) a Product supplied hereunder caused property damage or the death of or a personal injury to, any person, arising out of or resulting in any way from any defect in a Product, (iii) Macromedia violated any United States law, statute or ordinance or any United States governmental or administrative order, rule or regulation with regard to the Product or its manufacture, possession, use or sale or (iv) arises from Macromedia's acts, omissions or misrepresentations with respect to the Products to the extent that Macromedia would have been found liable by a court if the claim had been made directly against Macromedia. Macromedia will pay any resulting costs, damages and attorneys' fees finally awarded by a court with respect to any such claims. Distributor agrees that, if the Products in the inventory of Distributor, or the operation thereof, become, or in Macromedia's opinion are likely to become, the subject of such a claim, Distributor will permit Macromedia, at Macromedia's option and expense, to, among other things, procure the right for Distributor to continue marketing and using such Products, or to replace or modify them so that they become noninfringing. If neither of the foregoing alternatives is available on terms that Macromedia in its sole discretion deems reasonable, Distributor will return such Products on written request from Macromedia. Macromedia will grant Distributor a credit equal to the price paid by Distributor for such returned Products, as adjusted for discounts, returns and credits actually given, provided that such returned Products are in an undamaged condition. Macromedia will have no obligation to Distributor with respect to infringement of patents, copyrights, trademarks or trade secrets or other proprietary rights beyond that stated in this Section 10.1

         10.2 Indemnification of Macromedia

Distributor agrees to indemnify and hold harmless Macromedia, its affiliates, employees and agents, against any and all claims and liabilities (including reasonable attorney's fees and costs of litigation) arising from

Domestic Distribution Agreement                                   March 15, 1996
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
Distributor's acts, omissions or misrepresentations, regardless of the form of action.

11.      TERM AND TERMINATION

         11.1 Unless this Agreement is terminated as provided below, the rights and obligations of Distributor and Macromedia hereunder shall be effective for a term of one year from the effective date and will automatically renew, for additional one-year terms, upon each anniversary of the effective date.

         11.2 Either party hereto may terminate this Agreement upon (a) thirty
(30) days written notice to the other following any material breach or omission by the other with respect to any term, representation, warranty, condition, or covenant hereof and (b) the failure of such other party to cure such breach or omission prior to the expiration of such thirty (30) day period, provided that in the event Distributor defaults in any payment due Macromedia such notice period prior to termination will be reduced to ten (10) days.

         11.3 Distributor or Macromedia may terminate this Agreement at will, at any time during the term of this Agreement, with or without cause, by written notice given to the other party not less than ninety (90) days prior to the effective date of such termination.

         11.4 Upon termination or expiration of this Agreement, Distributor shall submit to Macromedia within ten (10) days after the effective date of termination or expiration, a list of all Products in Distributor's inventory. If Macromedia terminates this Agreement in accordance with Section 11.3 or if Distributor terminates this Agreement in accordance with Section 11.2, Macromedia shall repurchase all such Products, if they are in new and original condition. If Distributor terminates this Agreement in accordance with Section
11.3 or if Macromedia terminates this Agreement in accordance with Section 11.2, Macromedia may, at its option, repurchase any such Products, if they are in new and original condition. In such case, Macromedia will pay Distributor the actual price Distributor paid for such Products, subtracting any amounts then owing to Macromedia.

         11.5 In the event Macromedia issues a notice of termination due to Distributor's breach of this Agreement, Macromedia will be entitled to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination. In the event a notice of termination is issued by either party, Macromedia may limit monthly shipments to Distributor during the notice period to Distributor's average monthly shipments from Macromedia during the twelve (12) months prior to the date of notice of termination. Notwithstanding any credit terms made available to Distributor prior to the date of a termination notice, any Products shipped thereafter will be paid for by certified or cashier's check prior to shipment. The due dates of all outstanding invoices to Distributor for the Products will be accelerated automatically so they become due and payable on the effective date of termination, even if longer terms had been provided previously. All orders or portions thereof remaining unshipped as of the effective date of termination will automatically be canceled and any unused MDF will be forfeited.

         11.6 DISTRIBUTOR AND MACROMEDIA EACH WAIVE ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

         11.7 The termination or expiration of this Agreement shall not affect any rights of either party with respect to any breach of this Agreement, any rights under Section 10 (Indemnification) hereof or Distributor's rights to market and promote Distributor's inventory of Products as provided in Section 11..4 above. In addition the following Sections shall survive any termination of this Agreement: 3.3, 3.4, 4, 9.1, 9.2, 11.6, 12, 13, 14.6 and 14.8.

12.  LIMITATION OF LIABILITY

         12.1 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO AN END-USER UNDER ANY THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR LOSS OF PROFITS) OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, EVEN IF THAT PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         12.2 No action arising out of or related to this Agreement, regardless of form, may be brought by Distributor more than one (1) year after the cause of action has accrued.

13. TRADEMARKS, TRADE NAMES AND COPYRIGHTS

         13.1 During the term of this Agreement, Distributor is authorized by Macromedia to use the trademarks Macromedia uses for the Products solely in connection with Distributor's advertisement, promotion and distribution of the Products. Distributor's use of such trademarks and logos will be in accordance with


Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)       100

Macromedia's policies in effect from time to time, including but not limited to trademark usage policies.

         13.2 As both a covenant by Distributor and a condition of Macromedia's authorization of Distributor's distribution, Distributor will include on each copy of any materials that it creates regarding or referring to the Products all trademark, copyright and other notices of proprietary rights included by Macromedia on the Products or requested to be so included by Macromedia from time to time. Distributor agrees not to alter, erase, deface or obscure any such notice on anything provided by Macromedia.

         13.3 Distributor has paid no consideration for the use of Macromedia's trademarks, logos, copyrights, trade secrets, trade names or designations, and nothing contained in this Agreement will give Distributor any interest in any of them. Distributor acknowledges that Macromedia owns and retains all copyrights and other proprietary rights in all the Products, and agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any trademark, trade name, trade secret, copyright or logo belonging to or licensed to Macromedia (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any copyright in the Products) or attempt to grant any right therein. Distributor agrees not to attach any additional trademarks, logos, trade designations or other legends to any Product without the prior written consent of Macromedia. Distributor further agrees not to affix any Macromedia trademark, logo or trade name to any non-Macromedia product.

         13.4 Except to the extent permitted pursuant to Section 11.4 hereof, upon expiration or termination of this Agreement, Distributor will forthwith cease all display, advertising and use of all Macromedia names, marks, logos and designations and will not thereafter use, advertise or display any name, make or logo which is, or any part of which is, similar to or confusing with any such designation associated with any Product.

         13.5 Distributor agrees to cooperate without charge in Macromedia's efforts to protect its proprietary rights. Distributor agrees to notify Macromedia of any breach of Macromedia's proprietary rights that comes to Distributor's attention.

14.  OTHER TERMS AND PROVISIONS

         14.1 Product Discontinuation Macromedia shall provide Distributor with thirty (30) days written notice prior to discontinuation of any Product. Distributor may return such discontinued Products in accordance with Section 4 hereof.

         14.2 During the term of this Agreement, Macromedia shall carry insurance coverage for product liability/completed operations with minimum limits of one million dollars ($1,000,000). Within ten (10) days of the full execution of this Agreement, Macromedia shall provide Distributor with a Certificate of Insurance evincing such insurance coverage including (a) a broad form vendor's endorsement naming Distributor as an additional insured and (b) to the extent permitted by applicable law, a mandatory thirty (30) day notice of cancellation to Distributor.

         14.3 This Agreement and the Exhibits A through E attached hereto contain all the Agreements, understanding, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral. This Agreement may not be released or modified except by the mutual written consent of both Distributor and Macromedia as attested to by an instrument signed by an officer of each of them.

         14.4 Macromedia and Distributor are each independent entities and neither party shall be, nor represent itself to be, a franchisor, franchisee, joint venturer, partner, master, servant, principal, agent or legal representative of the other party for any purpose whatsoever.

         14.5 If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

         14.6 All terms, conditions, or provisions which may appear as preprinted language or otherwise be inserted within any purchase order, confirmation or invoice for any Product shall be of no force (unless mutually agreed upon by both parties) and effect notwithstanding the execution of such purchase order or other document subsequent to the date of this Agreement.

         14.7 The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective assignees, successors, executors and administrators, as the case may be; provided, that, as the license from Macromedia hereunder is personal to Distributor, Distributor may not sublicense, assign or transfer any of its rights, privileges or obligations hereunder either in whole or in part, without the prior written consent of Macromedia. Nor shall an


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Form 403 Ingram Micro (3/15/96)       101
assignment or transfer of the Agreement and the licenses granted herein be affected by operation of law, such as for example, by merger, consolidation, sale of the business or assets, or by acquisition of a majority of the voting stock of Distributor by a third party, without the prior written consent of Macromedia. Macromedia, in a like manner, shall not assign nor transfer the Agreement without the prior written consent of Distributor. However, Macromedia may assign this Agreement, without prior consent of Distributor, to a third party through merger, acquisition or purchase of all or substantially all of the assets of Macromedia. Any attempted assignment in violation of the provisions of this Section 14.5 will be void.

         14.8 In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation will be entitled to recover from the other party all the costs, attorney's fees and other expenses incurred by such prevailing party in the litigation.

         14.9 Waiver by either Distributor or Macromedia of one or more terms, conditions, or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreements.

         14.10 The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of California excluding that body of laws controlling conflict of laws.

MACROMEDIA, INC.

By:
        -------------------------------------
Name:   /s/ Richard B. Wood
        -------------------------------------
Title:  V.P. Operations and CFO
        -------------------------------------
Date:   March 28, 1996
        -------------------------------------
DISTRIBUTOR

By:
        -------------------------------------
Name:   /s/ Sanat K. Dutta
        -------------------------------------
Title:  Executive Vice President
        -------------------------------------
Date:   March 21, 1996
        -------------------------------------



Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        102

                                    Exhibit A

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

         1. "Discounts" shall mean the discounts set forth in Exhibit B from the Suggested List Price of such Product.

         2. "Distributor" shall mean Distributor and any parent, subsidiary or affiliated corporations it may have during the term hereof, and any person or entity purchasing Products from Macromedia for sale to Retailers.

         3. "Intellectual Rights" shall mean any rights relating to any trademark, trade name, service mark, copyright, trade secret, invention, industrial model, patent, process, technology, know-how or design.

         4. "Inventory" shall mean at any time all units of Product (a) in Distributor's inventory, (b) ordered by Distributor but not yet received by Distributor at such time, or (c) returned by Resellers to Distributor within 180 days of such time.

         5. "Payment Terms" relating to any Product shall mean "net 30", defined as requiring payment to arrive in Macromedia's account by the 30th calendar day after Macromedia ships the Product.

         6. "Purchase Price" of any Product shall mean the difference between (a) the applicable Suggested List Price, and (b) the product of the applicable Discount and Suggested List Price of such Product.

         7. "Resellers" shall mean persons or entities who purchase Products from Distributor and resell Product to end-users.

         8        "Return Price" for any unit of Product shall mean the amount originally billed Distributor for such unit less any rebates or amounts under
Section 2.2 with respect to such unit actually paid or credited by Macromedia to Distributor.

         9. "Suggested List Price" of any Product shall mean the retail sales price of such Product as suggested by Macromedia to retailers and set forth in Exhibit B.

         10. "Territory" means the United States, Canada and all of Latin America, with the exceptions of Mexico, Brazil and Chile.


Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        103

                                    Exhibit B

                               Products and Prices

MACROMEDIA DISTRIBUTOR-COMMERCIAL PRICING

REGULAR PROGRAM
MACROMEDIA            DESCRIPTION                                 SRP              DISTRIBUTOR        DISCOUNT
SKU                                                                                      COST*            RATE
ACM10D01              Action 1.0 Mac                                $  199           * *              * *
ACW30D01              Action 3.0 Windows                            $  199           * *              * *
ACW30D11              Action! Bundle 3.0 Windows                    $  299           * *              * *
DRM40D02              Director 4.0 Mac/PowerMac                     $1,199           * *              * *
DRM40D15              Director 4.0 Mac 10-pak                       $9,999           * *              * *
DRW40D02              Director 4.0 Windows                          $1,199           * *              * *
DRW40D15              Director 4.0 Windows 10-pak                   $9,999           * *              * *
DRD40D01              Director 4.0 Multi-Platform                   $1,999           * *              * *
DRM40D08              Director 4.0 upgrade Mac                      $  349           * *              * *
DRW40D11              Director 4.0 upgrade Win                      $  349           * *              * *
MMM15D02              Macromodel 1.5 Mac with Renderman             $  199           * *              * *
MMW15D01              Macromodel 1.5 Win with Renderman             $  199           * *              * *
SSM10D01              SoundEdit 16                                  $  379           * *              * *
FHM50D01              FreeHand 5.0 Mac/PowerMac                     $  599           * *              * *
FHM50D09              FreeHand 5.0 Upgrade Mac/PowerMac             $  149           * *              * *
FHM50D11              FreeHand 5.0 Competitive Upgrade              $  149           * *              * *
                      Mac/PowerMac
FHM50D05              FreeHand 5.0 Mac/PowerMac 5-pak               $2,399           * *              * *
FHW50D01              FreeHand 5.0 Win                              $  599           * *              * *
FHW50D09              FreeHand 5.0 Upgrade Win                      $  149           * *              * *
FHW50D11              FreeHand 5.0 Competitive Upgrade Win          $  149           * *              * *
FHW50D05              FreeHand 5.0 Win 5-pak                        $2,399           * *              * *
FTM41D01              Fontographer 4.1 Mac                          $  499           * *              * *
FTW35D01              Fontographer 3.5 Win                          $  499           * *              * *
WWMMPD50              Graphic Design Studio Mac                     $  999           * *              * *
WWWMPD50              Graphic Design Studio Win                     $  999           * *              * *

TIER I VAR
MACROMEDIA            DESCRIPTION                                 SRP              VAR PROGRAM
SKU                                                                                      COST*
APM20D01              Authorware Pro 3.0 Mac TIER I                 $4,995         * *                  * *
APW20D01              Authorware Pro 3.0 Win TIER I                 $4,995         * *                  * *

TIER II VAR/PRP PROGRAM:
MACROMEDIA            DESCRIPTION                                 SRP              PRP PROGRAM
SKU                                                                                      COST*
APW30D01              Authorware 3.0 Win TIER II                    $4,995           * *                  * *
APM30D01              Authorware 3.0 Mac TIER II                    $4,995           * *                  * *
DRM40D02              Director 4.0 Mac/PowerMac                     $1,199           * *                  * *
DRW40D02              Director 4.0 Windows CD Rom                   $1,199           * *                  * *
DRD40D01              Director 4.0 Multi-Platform                   $1,999           * *                  * *
WWMMPD04              Director Multimedia Studio Mac/PowerMac       $1,999           * *                  * *
WWWMPD03              Director Multimedia Studio Windows            $1,999           * *                  * *
SSM10D01              SoundEdit 16                                  $  379           * *                  * *

- ----------------
** Confidential treatment has been requested for certain portions of this document. Such omitted portions have been filed separately with the Securities and Exchange Commission.

Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        104

                                    Exhibit C

                                 Minimum Orders

Quarterly Minimum Purchase Commitment

Within two weeks after the start of each calendar quarter, Macromedia shall provide, and the parties shall agree upon, sell-through and purchase requirements for that quarter.


Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        105

                                    Exhibit D

                       Macromedia Marketing Funds Program


Macromedia Marketing Funds consist of Marketing Development Funds and Cooperative Marketing Funds, are accrued as a percentage of Distributor's total purchases (not including Authorware(R) products) and are utilized as follows:

Marketing Development Funds ("MDF") are accrued at Macromedia as a percentage of Distributor's total purchases at the rate of two per cent (2%) of each invoice and reimbursed to Distributor, as a credit to its account with Macromedia, as follows: Distributor must first contact Macromedia for prior approval of contemplated marketing expenditures. After approval and expenditure, Distributor shall request reimbursement by invoice to Macromedia, providing proof of performance, and requesting a credit to its account. Once Macromedia has verified Distributor's request, it will debit Distributor's MDF account and confirm a credit to Distributor's account receivable, in the form of a credit memo. Distributor may deduct the amount of its MDF claim from payments to Macromedia, only after receipt of the credit memo.

MDF claims for credit, along with an invoice and supporting documentation of performance, must be submitted to Distributor's Macromedia Sales Representative, within three (3) months of performance, by mail or by fax, in order to be considered.

Cooperative Marketing Funds are accrued separately, as a percentage of Distributor's total purchases, at the rate of one per cent (1%) of each invoice. Cooperative Marketing Funds shall be retained by Macromedia and shall be utilized by Macromedia, within its sole discretion, for cooperative marketing efforts.


The following is an example of Distributor's invoice to Macromedia for MDF credits:

Product                    Quantity     Unit Cost             Extended Cost
- ---------------------------------------------------------------------------
Director 4.0               **           $**                       $**

Total                                                             $**

MDF Claim at 2%                                                   $**

** Confidential treatment has been requested for certain portions of this document. Such omitted portions have been filed separately with the Securities and Exchange Commission.


Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)       106

                                    Exhibit E
                (Attach Ingram Micro, Inc. Vendor Routing Guide)





Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)       107

                                    Exhibit F

                             PROPRIETARY INFORMATION
                            NON-DISCLOSURE AGREEMENT

This Agreement is made this __day of ____, 1995 by and between Ingram Micro Inc., a California corporation with its business at 1600 East St. Andrew Place, Santa Ana, CA 92799-5125 ("Ingram"), and Macromedia, Inc., a California corporation, with its business at 600 Townsend Street, San Francisco, California 94103 ("Vendor") .

WHEREAS Ingram has compiled and organized certain information relating to its sales which is proprietary and confidential, known as the "non-standard, subsection (i), point of sale (POS) data" component of its "Systems Sales Out Report" ("Proprietary Information"); and

WHEREAS Ingram agrees to disclose Proprietary Information to Vendor for the limited purpose set out herein; and

WHEREAS Vendor desires to inspect such Proprietary Information so Vendor may monitor sales through distribution;

NOW, THEREFORE, in consideration of the mutual promises set out herein, the parties hereby agree as follows:

1. Except as authorized herein, Vendor agrees not to communicate, disclose, or otherwise make available all or any part of the Proprietary Information to any third party, including, but not limited to Vendor's parent, subsidiaries, or affiliated companies.

2. Vendor agrees not to use, or permit others to use, the Proprietary Information, other than for the purpose of monitoring sales through distribution. Vendor agrees to make no more than five (5) copies of the Proprietary Information unless otherwise agreed in writing between the parties; and Vendor agrees to limit distribution of and access to the Proprietary Information to those of Vendor's personnel who require access to Proprietary Information for the foregoing purpose. Vendor agrees not to directly contact, for the purpose of soliciting, or selling Product directly to any customer or dealer listed in the Proprietary Information.

3. Vendor and Ingram mutually agree that all copies of the Proprietary Information and all written descriptions, extractions, or summaries thereof, whether made by Vendor or Ingram, shall be the property of Ingram, and shall, upon expiration of this Agreement or Ingram's request, be immediately returned to Ingram.

4. Vendor and Ingram mutually agree that Ingram's public disclosure of the Proprietary Information, except pursuant to a confidential disclosure agreement, to any party will release Vendor from the obligation of confidentiality with respect to that portion of the Proprietary Information actually disclosed by Ingram.

5. Upon termination of this Agreement by either party for any reason, Vendor shall return all Proprietary Information to Ingram within thirty (30) days, irrespective of format. For purposes of enforcing this provision, Vendor's return obligation shall survive the termination of this Agreement.

6. The rights, promises, duties, and obligations set out herein, and the validity, interpretation, performance, and legal effect of the whole Agreement shall be governed and determined by the laws of the State of California. In the event that any provision is found invalid or unenforceable pursuant to

Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        108
statutory or Judicial decree, such provision shall be construed only to the maximum extent permitted by law, and the remainder of the Agreement shall be valid and enforceable in accordance with its terms.

INGRAM MICRO INC.                           MACROMEDIA, INC.

By:  ____________________________           By: _______________________________

Sanat K. Dutta                              Name: _____________________________

Executive Vice President                    Title: ____________________________

Date: ___________________________           Date: _____________________________



Domestic Distribution Agreement                                   March 15, 1996
Form 403 Ingram Micro (3/15/96)        109